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                                                                    EXHIBIT 99.1

ZAPATA CORPORATION ACQUIRES MAJORITY STAKE IN SAFETY
COMPONENTS INTERNATIONAL, INC.

ROCHESTER, NEW YORK, September 29, 2003 - Zapata Corporation (NYSE: "ZAP") announced today that it has purchased 2,663,905 shares of common stock in Safety Components International, Inc. (OTCBB: "SAFY") in privately negotiated transactions at a purchase price of $30.9 million or $11.59 per share. As a result of the purchases Zapata holds approximately 53.7% of Safety Components' outstanding shares.

Avram Glazer, President and Chief Executive Officer of Zapata, said, "We are pleased to become an important stockholder in Safety Components International. We believe that Safety Components presents an exciting opportunity for Zapata and its stockholders and we are impressed with the company's management."

Safety Components International is an independent supplier of automotive airbag fabric and cushions and technical fabrics with operations in North America and Europe. Safety Components sells airbag fabric domestically and cushions worldwide to the major airbag module integrators that outsource such products. Safety Components is also a manufacturer of value-added technical fabrics used in a variety of niche industrial and commercial applications such as ballistics material for luggage, filtration, military tents and fire service apparel. For the year ended March 29, 2003, Safety Components reported sales of $244.3 million and income from continuing operations of $7.9 million. For the thirteen weeks ended June 28, 2003, Safety Components reported sales of $67.4 million and net income of $4.4 million.

ABOUT ZAPATA CORPORATION:

Zapata Corporation is a holding company which currently has one principal operating company, Omega Protein Corporation (NYSE: "OME"), in which it has a 60% ownership interest. Omega Protein is the nation's largest marine protein company. In addition, Zapata owns 98% of its subsidiary, Zap.Com Corporation (OTCBB: "ZPCM"), which is a public shell corporation.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, without limitation, those factors listed under the caption "Significant Factors That Could Affect Future Performance And Forward Looking Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Consequently all forward looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.

Contact:
Zapata Corporation
Leonard DiSalvo
585 242-8703
www.zapatacorp.com


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